Exhibit 99.1

Ellington Residential Mortgage REIT Reports Second Quarter 2017 Results
OLD GREENWICH, Connecticut—August 1, 2017
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended June 30, 2017.
Summary of Quarterly Financial Results

•	Net income of $1.6 million, or $0.15 per share.

•	Core Earnings[1] of $4.8 million, or $0.45 per share and Adjusted Core Earnings[1] of $5.1 million, or $0.47 per share.

•
Book value of $14.71 per share as of June 30, 2017, after giving effect to a second quarter dividend of $0.40 per share and an equity capital raise completed during the quarter, as compared to $15.35 per share as of March 31, 2017.

•	Net interest margin of 1.56%, and adjusted net interest margin[2] of 1.63%.

•	Issued 3.23 million shares through a follow-on equity offering, increasing our total equity approximately $45 million, or 32%, and increasing our public float by approximately 52%.

•	Aggregate RMBS portfolio increased 34% to $1.653 billion.

•	Weighted average constant prepayment rate for the fixed-rate Agency specified pool portfolio of 8.25%; aided in part by significant purchases of newly originated pools following our equity offering.

•	Dividend yield of 10.8% based on July 31, 2017 closing stock price of $14.83.

•	Debt-to-equity ratio of 9.0:1 as of June 30, 2017; adjusted for unsettled purchases and sales, the debt-to-equity ratio was 8.5:1.
Second Quarter 2017 Results
"In the second quarter, Ellington Residential had net income of $0.15 per share and Adjusted Core Earnings of $0.47 per share," said Laurence Penn, Chief Executive Officer and President. "Similar to last quarter, market volatility was subdued. The low volatility was supportive of our adjusted net interest margin, which was 1.63% for the quarter, but it also created only limited opportunities for trading gains. Even with the ramp-up period to invest the proceeds of our equity offering, the portfolio performed well over the course of the quarter, with net income, excluding management fees and operating expenses, of $0.28 per share, and strong Adjusted Core Earnings that more than covered our nearly 11% dividend yield. Pay-ups on specified pools edged higher over the quarter, but strong TBA dollar rolls and the relative outperformance of TBAs compared to specified pools dampened our net income, as net short positions in TBAs continued to represent a significant portion of our interest rate hedging portfolio. Our small portfolio of non-Agency RMBS performed very well this quarter, nicely augmenting our results.
"Our view remains favorable for specified pools despite their second quarter underperformance. While the Federal Reserve's Agency RMBS purchasing is now forecast to decline in the fourth quarter of this year, its purchases have always been in TBAs, not specified pools. The Agency pools that are delivered into TBA contracts are viewed as the most vulnerable to prepayments, but the Federal Reserve is relatively indifferent to these quality differences. As the Federal Reserve's buying subsides, we expect that the new marginal buyers of Agency RMBS will be more sensitive to these quality differences, which should be supportive of pay-ups and should therefore benefit our portfolio.
"Also during the second quarter, we successfully raised $45 million in our first equity offering since our IPO four years ago. We accomplished three objectives with the capital raise: first, we grew our overall equity base by about one-third, which we project will lower our annualized expense ratio by approximately 40 basis points starting next quarter, and be accretive to earnings; second, we were able to increase our tradeable float by more than 50%, which we believe has already boosted liquidity for all shareholders; and third, we obtained dry powder to take advantage of an attractive investment environment marked by relatively wide Agency RMBS yield spreads. We have exercised patience and discipline in waiting over four years after our IPO to launch our first follow-on offering. While the offering was dilutive to book value by approximately $0.37 per share, we project that our new broader equity base will result in annual operating expense savings of about $0.07 per share, so over the long term these savings will more than outweigh the dilution."
Market Overview

•
For the third consecutive quarter, the Federal Reserve raised the target range for the federal funds rate by 0.25%, to 1.00%–1.25%. At the June FOMC meeting, the Federal Reserve outlined the mechanics of the eventual tapering of its asset purchases. While the Federal Reserve did not signal exact timing, the market's expectation for the initial taper is the fourth quarter of this year.

1 Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. See "Reconciliation of Core Earnings to Net Income" below for an explanation regarding the calculation of Core Earnings, Adjusted Core Earnings, and the Catch-up Premium Amortization Adjustment.
2 Adjusted net interest margin represents net interest margin excluding the effect of the Catch-up Premium Amortization Adjustment on interest income.

•
For another quarter, yields on U.S. Treasury securities traded in a tight range while the yield curve continued to flatten. The 2-year U.S. Treasury yield rose 13 basis points to end the quarter at 1.38%, whereas the 10-year U.S. Treasury yield fell 9 basis points to 2.30% and traded in an extraordinarily tight 29 basis point range during the quarter.

•
Mortgage rates continued to decline during the second quarter, with the Freddie Mac survey 30-year mortgage rate falling 26 basis points to end the quarter at 3.88%. Mortgage rates remain at something of a "sweet spot" between prepayment risk and extension risk—namely, the market has low exposure to either risk unless rates move more than about 25 basis points in either direction.

•
Quarter over quarter, overall Agency RMBS prepayment rates were slightly higher. The small increase reflects lower mortgage rates and the fact that the second quarter of each year typically includes a portion of the peak activity season, when home sales increase significantly.

Volatility continued to hit new lows in the second quarter. The Merrill Lynch Option Volatility Estimate Index, or MOVE Index, sunk to a four year low, and the Chicago Board Options Exchange Volatility Index, known as the VIX, dropped to its lowest level in 23 years, while longer-term interest rates and MBS price volatility also declined. The 29 basis point range for the 10-year U.S. Treasury was one of the tightest ranges for a quarter in the past 40 years.
Non-Agency RMBS yield spreads continued to grind tighter, as did those for many other credit products such as CMBS, while demand remained strong for floating-rate debt instruments, including CLOs and leveraged loans. The energy-related sectors of the corporate bond market were notable exceptions to this trend, as yield spreads in these sectors widened in response to sharp declines in oil prices. Meanwhile, Agency RMBS remained one of the few fixed-income asset classes trading at the wider end of their trailing two-year range, with their option-adjusted spreads relatively unchanged quarter over quarter. We largely attribute the relative underperformance of Agency RMBS to concerns around the Federal Reserve's plan for tapering its asset purchases.
Financial Results
Holdings
As of June 30, 2017, our mortgage-backed securities portfolio consisted of $1.535 billion of fixed-rate Agency "specified pools," $28.6 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $58.3 million of Agency reverse mortgage pools, $10.9 million of Agency interest only securities, or "Agency IOs," and $20.6 million of non-Agency RMBS. Specified pools are fixed-rate Agency pools consisting of mortgages with special characteristics, such as mortgages with low loan balances, mortgages backed by investor properties, mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and mortgages with various other characteristics. Our RMBS portfolio increased to $1.653 billion as of June 30, 2017, as compared to $1.230 billion as of March 31, 2017. The increase in the size of our portfolio primarily reflects the impact of securities purchased with the proceeds from our second quarter follow-on equity offering and the commensurate increase in our repo borrowings. The large majority of proceeds were invested in fixed-rate specified pools. In addition, separate from the net short TBA portfolio that we hold for hedging purposes, we increased our long TBA positions that we hold for investment purposes to $121.3 million in notional amount at June 30, 2017, as compared to $98.0 million at March 31, 2017.
In addition to deploying the proceeds from our follow-on equity offering, we actively traded our Agency RMBS portfolio during the quarter in order to capitalize on sector rotation opportunities. Our portfolio turnover for the quarter was 50% (as measured by sales and excluding paydowns). Our portfolio selection continues to be informed by mortgage industry trends—including significant enhancements in technology that are helping streamline the origination process—and we note that refinancing capacity remains high, with employment in the mortgage industry near a post-financial crisis high.
While pay-ups on specified pools edged higher quarter over quarter, the increase was less than might have been expected given the drop in mortgage rates. Pay-ups are price premiums for specified pools relative to their TBA counterparts. Average pay-ups on our specified pools increased to 0.71% as of June 30, 2017, from 0.68% as of March 31, 2017. The underperformance of specified pools relative to TBAs dampened our results for the second quarter, given that TBA short positions are a major component of our interest rate hedging portfolio. We believe that this underperformance of prepayment-protected specified pools can be attributed to the drop in volatility, which has made many investors complacent that mortgage rates are unlikely to move sufficiently downward to trigger a new prepayment wave. However, both the decline in long-term interest rates and the drop in implied volatility drove mortgage rates quite a bit lower during the second quarter, and the recent flattening of the yield curve signals a higher probability of further declines in mortgage rates, so we believe that the specified pool market may be underappreciating the risk of another prepayment wave.

Our non-Agency RMBS performed well in the second quarter, driven by net carry and unrealized gains. As the case has been for some time, the fundamentals underlying non-Agency RMBS, led by a stable housing market, continue to be strong. We added slightly to this portfolio over the course of the second quarter, and as a result our total investment in non-Agency RMBS was $20.6 million as of June 30, 2017, as compared to $16.0 million as of March 31, 2017. To the extent that more attractive entry points develop in non-Agency RMBS, we may further increase our capital allocation to this sector.
Earnings and Net Interest Margin
We had net income of $1.6 million, or $0.15 per share, for the quarter ended June 30, 2017, as compared to $2.1 million, or $0.22 per share, for the quarter ended March 31, 2017. For the quarter ended June 30, 2017, Core Earnings was $4.8 million, or $0.45 per share, as compared to $7.4 million, or $0.81 per share, for the quarter ended March 31, 2017. Adjusted Core Earnings for the quarter ended June 30, 2017 was $5.1 million, or $0.47 per share, as compared to $4.8 million, or $0.53 per share, for the quarter ended March 31, 2017. The decline in Core Earnings was mainly due to the quarterly variability associated with the Catch-up Premium Amortization Adjustment, which slightly reduced net interest income in the second quarter of 2017 and significantly increased net interest income in the first quarter of 2017. For the second quarter we had a negative Catch-up Premium Amortization Adjustment of approximately $(0.3) million, or $(0.02) per share, and for the first quarter we had a positive Catch-up Premium Amortization Adjustment of approximately $2.6 million, or $0.28 per share. The decline in Adjusted Core Earnings was due to the decline in quarter-over-quarter net interest margin, largely based on higher repo borrowing rates in the second quarter. Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. See "Reconciliation of Core Earnings to Net Income" below for an explanation regarding the calculation of Core Earnings, Adjusted Core Earnings, and the Catch-up Premium Amortization Adjustment.
For the quarter ended June 30, 2017, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 2.94%, while our average cost of funds including interest rate swaps and U.S. Treasury securities was 1.38%, resulting in a net interest margin for the quarter of 1.56%. In comparison, for the quarter ended March 31, 2017, the weighted average yield of our Agency and non-Agency RMBS was 3.79%, while our average cost of funds including interest rate swaps and U.S. Treasury securities was 1.23%, resulting in a net interest margin of 2.56%. For the second and first quarters, excluding the impact of the Catch-up Premium Amortization Adjustment, the weighted average yield of our portfolio was 3.01% and 2.99% and our adjusted net interest margin was 1.63% and 1.76%, respectively.
On a quarter-over-quarter basis our cost of funds, including the cost of repo, interest rate swaps, and short positions in U.S. Treasury securities, increased to 1.38% from 1.23%. This quarter-over-quarter increase resulted primarily from an increase in our cost of repo, which increased as LIBOR rose, and to a lesser extent from an increase in the cost of our interest rate swaps. Our average cost of repo increased fifteen basis points quarter over quarter to 1.09%, while the cost related to our interest rate swaps increased three basis points to 0.19%. The contribution of our short positions in U.S. Treasury securities to our average cost of funds decreased quarter over quarter, to 0.11% in the second quarter, as compared to 0.13% in the first quarter of 2017. The relative make up of our interest rate hedging portfolio can change materially from quarter to quarter.
For the quarter ended June 30, 2017, we had total net realized and unrealized gains of $3.6 million, or $0.33 per share, on our aggregate Agency RMBS portfolio. Slightly higher asset valuations during the period led to the net gains. During the quarter we continued to hedge interest rate risk, primarily through the use of interest rate swaps and short positions in TBAs, and to a lesser extent, short positions in U.S. Treasury securities. For the quarter, we had total net realized and unrealized losses of $(8.1) million, or $(0.76) per share, on our interest rate hedging portfolio. In our hedging portfolio, the relative proportion (based on 10-year equivalents3) of TBA short positions decreased quarter over quarter relative to interest rate swaps.
After giving effect to a second quarter dividend of $0.40 per share and our second quarter follow-on equity offering, our book value per share decreased to $14.71 as of June 30, 2017, from $15.35 as of March 31, 2017, and we had an economic return of (1.6)% for the quarter. Economic return is computed by adding back dividends declared to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter. Our second quarter follow-on equity offering had a dilutive effect on our book value per share of approximately 2.4%, or $0.37 per share. Excluding this dilutive effect, our economic return for the quarter was +0.8%.
3 "10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would experience a similar change in market value under a standard parallel move in interest rates.

Securities Portfolio
The following table summarizes our portfolio of securities as of June 30, 2017 and March 31, 2017:

	June 30, 2017					March 31, 2017
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$174,413	$181,932	$104.31	$182,470	$104.62	$129,244	$134,823	$104.32	$135,290	$104.68
20-year fixed-rate mortgages	9,721	10,359	106.56	10,461	107.61	10,045	10,678	106.30	10,818	107.70
30-year fixed-rate mortgages	1,272,409	1,342,379	105.50	1,348,714	106.00	916,405	966,147	105.43	976,462	106.55
ARMs	27,375	28,591	104.44	29,031	106.05	28,521	29,760	104.34	30,293	106.21
Reverse mortgages	53,330	58,256	109.24	58,567	109.82	55,668	60,127	108.01	60,780	109.18
Total Agency RMBS	1,537,248	1,621,517	105.48	1,629,243	105.98	1,139,883	1,201,535	105.41	1,213,643	106.47
Non-Agency RMBS	24,977	20,630	82.60	18,122	72.55	20,486	15,999	78.10	14,176	69.20
Total RMBS(2)	1,562,225	1,642,147	105.12	1,647,365	105.45	1,160,369	1,217,534	104.93	1,227,819	105.81
Agency IOs	n/a	10,882	n/a	11,395	n/a	n/a	12,542	n/a	12,256	n/a
Total mortgage-backed securities		1,653,029		1,658,760			1,230,076		1,240,075
U.S. Treasury securities sold short	(74,788)	(72,762)	97.29	(73,793)	98.67	(82,989)	(79,454)	95.74	(80,616)	97.14
Reverse repurchase agreements	73,470	73,470	100.00	73,470	100.00	80,133	80,133	100.00	80,133	100.00
Total		$1,653,737		$1,658,437			$1,230,755		$1,239,592

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.452 billion and $1.284 billion for the three month periods ended June 30, 2017 and March 31, 2017, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of June 30, 2017 and March 31, 2017:

	June 30, 2017	March 31, 2017
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$—	$537
TBA securities sale contracts	1,936	45
Fixed payer interest rate swaps	3,294	4,318
Fixed receiver interest rate swaps	710	562
Futures	166	2
Total financial derivatives–assets, at fair value	6,106	5,464
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(328)	(3)
TBA securities sale contracts	(1)	(2,430)
Fixed payer interest rate swaps	(2,357)	(1,115)
Futures	—	(24)
Total financial derivatives–liabilities, at fair value	(2,686)	(3,572)
Total	$3,420	$1,892

Interest Rate Swaps
The following tables provide details about our fixed payer interest rate swaps as of June 30, 2017 and March 31, 2017:

	June 30, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2017	$54,750	$(171)	1.28%	1.14%	0.16
2018	65,990	192	0.97	1.16	0.93
2019	19,540	73	1.41	1.27	2.01
2020	119,900	465	1.56	1.18	2.85
2021	131,400	(354)	1.88	1.18	3.91
2022	63,044	(113)	1.95	1.17	4.93
2023	54,200	251	1.93	1.17	5.97
2024	8,900	41	1.99	1.15	6.76
2025	15,322	30	2.04	1.06	7.63
2026	40,885	1,943	1.63	1.19	9.21
2027	58,066	(228)	2.29	1.18	9.86
2043	12,380	(1,192)	2.99	1.12	25.89
Total	$644,377	$937	1.72%	1.17%	4.73

	March 31, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2017	$74,750	$(87)	1.21%	1.06%	0.34
2018	65,990	368	0.97	1.05	1.18
2019	4,200	72	0.96	1.04	2.36
2020	79,500	439	1.48	1.00	3.07
2021	14,400	59	1.81	1.08	4.67
2022	13,044	173	1.75	1.04	5.44
2023	54,200	450	1.93	1.04	6.22
2024	8,900	73	1.99	1.00	7.01
2025	15,322	223	2.04	1.01	7.88
2026	40,885	2,460	1.63	1.05	9.46
2043	12,380	(1,027)	2.99	1.04	26.13
Total	$383,571	$3,203	1.52%	1.04%	4.50
The following tables provide details about our fixed receiver interest rate swaps as of June 30, 2017 and March 31, 2017:

	June 30, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$710	1.16%	3.00%	8.05
Total	$9,700	$710	1.16%	3.00%	8.05

	March 31, 2017
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$562	1.02%	3.00%	8.30
Total	$9,700	$562	1.02%	3.00%	8.30
Futures
The following table provides information about our short positions in futures as of June 30, 2017 and March 31, 2017:

	June 30, 2017
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(25,800)	$165	2.73
Eurodollar Futures	$(3,000)	$1	2.67

	March 31, 2017
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(25,800)	$(24)	2.73
Eurodollar Futures	$(6,000)	$2	4.18
TBAs
The following table provides information about our TBAs as of June 30, 2017 and March 31, 2017:

	June 30, 2017				March 31, 2017
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$—	$—	$—	$—	$137,022	$140,723	$141,260	$537
Liabilities	126,309	132,095	131,767	(328)	3,000	2,977	2,974	(3)
	126,309	132,095	131,767	(328)	140,022	143,700	144,234	534
Sale contracts:
Assets	(672,314)	(703,405)	(701,469)	1,936	(64,000)	(65,370)	(65,325)	45
Liabilities	(2,100)	(2,231)	(2,232)	(1)	(520,580)	(541,766)	(544,196)	(2,430)
	(674,414)	(705,636)	(703,701)	1,935	(584,580)	(607,136)	(609,521)	(2,385)
Total TBA securities, net	$(548,105)	$(573,541)	$(571,934)	$1,607	$(444,558)	$(463,436)	$(465,287)	$(1,851)

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.

The following tables detail gains and losses on our financial derivatives for the three month periods ended June 30, 2017 and March 31, 2017:

	Three Month Period Ended June 30, 2017
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(936)	$34	$(902)	$317	$(2,435)	$(2,118)
TBAs		(7,718)	(7,718)		3,458	3,458
Futures		(508)	(508)		188	188
Total	$(936)	$(8,192)	$(9,128)	$317	$1,211	$1,528

	Three Month Period Ended March 31, 2017
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(15)	$(29)	$(44)	$(462)	$756	$294
TBAs		1,831	1,831		(2,342)	(2,342)
Futures		(134)	(134)		(94)	(94)
Total	$(15)	$1,668	$1,653	$(462)	$(1,680)	$(2,142)
Interest Rate Sensitivity
The following table summarizes, as of June 30, 2017, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates		50 Basis Point Increase in Interest Rates
	Market Value	% of Total Equity	Market Value	% of Total Equity
Agency RMBS—ARM Pools	$192	0.11%	$(247)	(0.13)%
Agency RMBS—Fixed Pools and IOs	24,536	13.49%	(33,614)	(18.48)%
TBAs	(9,348)	(5.14)%	13,262	7.29%
Non-Agency RMBS	240	0.13%	(238)	(0.13)%
Interest Rate Swaps	(13,696)	(7.53)%	13,175	7.24%
U.S. Treasury Securities	(2,577)	(1.42)%	2,472	1.36%
Eurodollar and U.S. Treasury Futures	(1,007)	(0.55)%	973	0.53%
Repurchase and Reverse Repurchase Agreements	(881)	(0.49)%	881	0.49%
Total	$(2,541)	(1.40)%	$(3,336)	(1.83)%

(1)
Based on the market environment as of June 30, 2017. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of June 30, 2017 and March 31, 2017:

	June 30, 2017			March 31, 2017
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$688,807	1.21%	15	$514,438	0.92%	14
31-60 days	707,251	1.22	47	207,068	0.91	43
61-90 days	205,465	1.33	77	300,979	1.06	76
91-120 days	16,927	1.17	105	13,738	1.04	105
121-150 days	—	—	—	136,635	0.99	137
151-180 days	10,000	1.45	171	5,427	1.15	168
Total	$1,628,450	1.23%	39	$1,178,285	0.96%	51
As of June 30, 2017, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with thirteen counterparties as of June 30, 2017. The above figures are as of the respective quarter ends; over the course of the quarters ended June 30, 2017 and March 31, 2017 our average cost of repo was 1.09% and 0.94%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended June 30, 2017, our expense ratio, defined as management fees and operating expenses as a percentage of average shareholders' equity, was 3.6% on an annualized basis unchanged from the quarter ended March 31, 2017. In light of our second quarter follow-on equity offering, we expect that our annualized expense ratio will decline to approximately 3.2%.
Dividends
On June 13, 2017, our Board of Trustees declared a second quarter dividend of $0.40 per share, or $4.9 million, which was paid on July 25, 2017 to shareholders of record on June 30, 2017.
Follow-On Equity Offering
On May 15, 2017 we completed a follow-on equity offering of 3,000,000 common shares. The offering generated net proceeds, after underwriters' discounts and offering costs, in the amount of $41.8 million. On June 7, 2017 we issued an additional 230,000 common shares in connection with the partial exercise of the underwriters' option to purchase up to 15% of the common shares that we issued in the initial offering. The exercise of the underwriters' option resulted in net proceeds to the Company of an additional $3.2 million, after underwriters' discounts and offering costs. As a result of the total offering, we increased our equity base by approximately 32% and our tradeable float by approximately 52%. While the offering was dilutive to our book value per share by 2.4%, or $0.37 per share, we project annual operating expense savings of approximately $0.07 per share, given that our operating expenses will now be spread across a larger equity base.
At-the-Market Program
In addition to completing an equity offering in the second quarter, we also entered into equity distribution agreements for an "at the market" offering program whereby we are able to sell shares from time to time in the open market or in negotiated transactions. Under the program, which is open-ended in duration, we can sell shares with a value of up to $100 million. As of June 30, 2017, we had sold 6,738 shares under the offering program at an average price of $15.12, for proceeds of $0.1 million, net of commissions and fees.
Reconciliation of Core Earnings to Net Income
Core Earnings consists of net income, excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings and Adjusted Core Earnings are supplemental non-GAAP financial measures. We believe that Core Earnings and Adjusted Core Earnings provide information useful to investors because they are metrics that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Adjusted Core Earnings are used to help measure the extent to which this objective is being achieved. However, because Core Earnings and Adjusted Core Earnings are incomplete measures of our financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three month periods ended June 30, 2017 and March 31, 2017, our Core Earnings and Adjusted Core Earnings on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income, which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended June 30, 2017	Three Month Period Ended March 31, 2017
Net Income	$1,603	$2,052
Less:
Net realized gains (losses) on securities	(359)	(2,990)
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	(8,192)	1,668
Change in net unrealized gains (losses) on securities	4,136	(2,347)
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	1,211	(1,680)
Subtotal	(3,204)	(5,349)
Core Earnings	$4,807	$7,401
Catch-up Premium Amortization Adjustment	(274)	2,584
Adjusted Core Earnings	$5,081	$4,817
Weighted Average Shares Outstanding	10,741,074	9,130,897
Core Earnings Per Share	$0.45	$0.81
Adjusted Core Earnings Per Share	$0.47	$0.53

(1)
For the three month period ended June 30, 2017, represents Net realized gains (losses) on financial derivatives of $(9,128) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(936). For the three month period ended March 31, 2017, represents Net realized gains (losses) on financial derivatives of $1,653 less Net realized gains (losses) on periodic settlements of interest rate swaps of $(15).

(2)
For the three month period ended June 30, 2017, represents Change in net unrealized gains (losses) on financial derivatives of $1,528 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $317. For the three month period ended March 31, 2017, represents Change in net unrealized gains (losses) on financial derivatives of $(2,142) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(462).

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.

Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, August 2, 2017, to discuss our financial results for the quarter ended June 30, 2017. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 51441753. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, August 2, 2017, at approximately 2:00 p.m. Eastern Time through Wednesday, August 9, 2017 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 51441753. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on March 13, 2017 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2017	March 31, 2017	June 30, 2017
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$10,883	$12,329	$23,211
Interest expense	(4,020)	(3,179)	(7,199)
Total net interest income	6,863	9,150	16,012
EXPENSES
Management fees	685	527	1,212
Professional fees	178	175	354
Compensation expense	216	159	375
Other operating expenses	358	411	768
Total expenses	1,437	1,272	2,709
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(359)	(2,990)	(3,350)
Net realized gains (losses) on financial derivatives	(9,128)	1,653	(7,474)
Change in net unrealized gains (losses) on securities	4,136	(2,347)	1,789
Change in net unrealized gains (losses) on financial derivatives	1,528	(2,142)	(613)
Total other income (loss)	(3,823)	(5,826)	(9,648)
NET INCOME	$1,603	$2,052	$3,655
NET INCOME PER COMMON SHARE:
Basic and Diluted	$0.15	$0.22	$0.37
WEIGHTED AVERAGE SHARES OUTSTANDING	10,741,074	9,130,897	9,940,433
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.40	$0.40	$0.80

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	June 30, 2017	March 31, 2017	December 31, 2016(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$41,660	$37,509	$33,504
Mortgage-backed securities, at fair value	1,653,029	1,230,076	1,226,994
Due from brokers	34,924	27,205	49,518
Financial derivatives–assets, at fair value	6,106	5,464	6,008
Reverse repurchase agreements	73,470	80,133	75,012
Receivable for securities sold	156,348	82,269	33,199
Interest receivable	5,966	4,966	4,633
Other assets	687	185	266
Total Assets	$1,972,190	$1,467,807	$1,429,134
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,628,450	$1,178,285	$1,197,973
Payable for securities purchased	77,054	58,620	5,516
Due to brokers	318	1,031	1,055
Financial derivatives–liabilities, at fair value	2,686	3,572	1,975
U.S. Treasury securities sold short, at fair value	72,762	79,454	74,194
Dividend payable	4,947	3,652	3,652
Accrued expenses	1,114	708	647
Management fee payable	685	528	533
Interest payable	2,269	1,832	1,912
Total Liabilities	1,790,285	1,327,682	1,287,457
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (12,367,598, 9,130,897, and 9,130,897 shares issued and outstanding, respectively)	124	92	92
Additional paid-in-capital	226,136	181,044	180,996
Accumulated deficit	(44,355)	(41,011)	(39,411)
Total Shareholders' Equity	181,905	140,125	141,677
Total Liabilities and Shareholders' Equity	$1,972,190	$1,467,807	$1,429,134
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$14.71	$15.35	$15.52

(1)	Derived from audited financial statements as of December 31, 2016.